Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Ladies and Gentlemen: We have read Item 4.01 of Form 8-K dated July 27, 2020, of Kewaunee Scientific Corporation and are in agreement with the statements contained in the Item 4.01(a) on pages 2-3 therein. We have no basis to agree or disagree with other statements of the registrant contained therein. In addition, we have no basis to agree or disagree with other statements of the registrant contained in the Item 4.01(b) on page 3 of the above referenced filing.